HIGHLY CONFIDENTIAL
Presentation to
Project Perseus’ Board of Directors
Regarding an Overview of the Project Perseus Process
August 17, 2005

Project Perseus

Process Summary

■	Bear Stearns initially contacted 79 potential buyers

	•	16 strategic buyers

	•	56 US financial sponsors

	•	7 European financial sponsors

■	40 potential buyers signed confidentiality agreements and received a copy of the Project Perseus Executive Summary

	•	10 strategic buyers

	•	28 US financial sponsors

	•	2 European financial sponsors

■	We received five preliminary indications of interest for the entire company

	•	*: $12.50–$14.00	•	*: $10.50–$11.00

	•	*: $12.00–$14.00 (indicated more interest in non-Rep business)	•	*: $10.75

	•	*: $10.50–$12.00

■	In addition, we received several indications from five parties who were interested only in certain parts of the Company

	•	*	•	* (Rep only)

	•	*	•	* (Financial and Distribution only)

	•	*

Confidential	1

* Confidential Treatment Requested

Project Perseus

Summary of Initial Bids

($ in millions, except $ per share)
			Implied	Implied
			Equity	Enterprise
Bidder	Bid	% Premium(1)	Value	Value	Comments
*	$12.50–$14.00	16.5%–30.5%	$264–$302	$317–$354	Indicated it has followed the business over past few years but declined after management presentation unless it could be paired with a strategic bidder.

*	$12.05–$14.00	12.3%–30.5%	$253–$302	$306–$354	Did not formally bid due to 13D filing regulations but discussed valuation with Bear Stearns. Believes the business is worth 15-25% higher than their net cost of $11.20, or a valuation of $12.90 to $14.00 per share. Alternatively, * said they believe the business is worth 8.5x — 9.5x EBITDA of $36 million, or $12.05 to $13.51 per share.

*	$10.50–$12.00	(2.2%)–11.8%	$220–$252	$273–$305	Interested in acquiring the entire company.

*	$10.50–11.00	Market	$220–$231	$273–$283	Interested in acquiring the entire company. Intent was to have a market to slight premium to market bid.

*	$10.75	Market	$226	$278	Interested in acquiring the entire company at market price.

*	Financial & Distribution Services			*	Interested in purchasing the Financial & Distribution Services segment for a value of *.

	Distribution Services			*	Would also purchase Distribution Services only for *.

*					Interested in Distribution, Reservation and Financial Services.

*					Interested in Representation Services.

*					Interested in Representation Services. Also mentioned it would consider partnering with a financial sponsor to purchase the whole business (equity interest would be a minority stake) along with a commercial relationship.

*					Interested in Representation Segment.

(1)	Based on stock price of $10.73 on June 27, 2005 (date bids were received).

Confidential	2

* Confidential Treatment Requested

Project Perseus

Process Summary

■	After receiving preliminary indications of interest, six potential buyers were invited and proceeded to the second round

	•	Buyers interested in whole company

		-	*

		-	*

	•	Buyers interested in whole or in parts of the Company (with specific interest noted)

		-	*—Distribution, Reservation and Financial

		-	*—Representation

		-	*—Representation

		-	*—Representation

■	Management has made formal presentations to each of the interested buyers and has given each party access to the online data room

■	Bear Stearns coordinated follow-up due diligence information and meetings with each of the buyers

Confidential	3

* Confidential Treatment Requested

Project Perseus
Status Update

Name	Segment Interest	Still in Process?	Status Report
*	Entire Company	Yes	■	Continuing due diligence; very active in data room and follow-up questions

			■	Suggested a bid at lower end of range absent a strategic partner and a possible bid at higher end of range if introduced to a value-added strategic partner

*	Entire Company	No	■	Backed out of process subsequent to the management presentation

			■	Really likes the business, but backed off of initial valuation; believes
Company is trading at a premium to its true value

			■	Interested in re-engaging if introduced to strategic partner or if stock price falls

*	Distribution,	No	■	Backed off after management presentation to sort through internal issues
	Representation			(business lacked compelling fit)
and Financial

			■	Has since indicated interest to continue diligence and examine “carve out”
financials

*	Representation	No	■	Initially examined the entire company and went into process with potential intention to preempt the process

			■	After extensive due diligence, indicated either interested in representation only or investing alongside with a financial sponsor (minority stake) with a corresponding business agreement between Pegasus and *

			■	In latest call indicated timing is not right, but may have future interest in Rep if current buyer decides to divest it

*	Representation	No	■	Initially examined the entire company but quickly determined interest is in
Representation only

			■	Declined to pursue further but indicated valuation analysis for rep segment ranged from *

*	Representation	Yes	■	Entered process a bit late, but has an interest for Representation segment

Confidential	3
* Confidential Treatment Requested

Project Perseus
Feedback from Parties that Declined
We received common feedback from multiple parties with respect to their reasons for dropping out of our process.
■	Weak operating performance relative to the lodging/travel sector
•	Projected 2005 sales and EBITDA declining

•	Flat revenues and profits historically relative to projected growth and margin expansion

•	Growth driven by new product initiatives (HotelBook, uniqueHotels and SPARC) that have not been successful historically (Business Intelligence, Pegasus Central)

•	Significant effort required to achieve growth and margin targets
■	Not a compelling combination of businesses
•	Several parties were aligned to either the Representation Services or Technology Offerings

•	Lack of clear strategic fit with operations of strategic parties (too many additional parts)
■	Valuation at or below current market price
•	Company is trading at approximately 8.0x 2005 EBITDA (high relative to historical and near-term growth rates)
■	Timing of the process was inconvenient
•	*

Confidential	4
* Confidential Treatment Requested

Project Perseus
Travel Marketing and Distribution Valuations
($ in millions, except per share data)

					Enterprise Value/
		Stock	Equity	Enterprise	CY 2005E		CY 2006E		Price/Earnings				LT Growth	PEG
Company	Ticker	Price(1)	Value	Value	EBITDA		EBITDA		CY 2005E		CY 2006E		Rate	2005E
Online Travel Resellers
Expedia	EXPE	$21.44	$7,697.0	$7,443.7	11.2	x	9.6	x	18.4	x	17.3	x	16.0%	1.15	x
Priceline	PCLN	22.63	908.0	894.3	14.2		10.8		18.0		15.3		16.3	1.11
cTrip	CTRP	54.31	887.7	810.1	31.2		23.0		36.9		28.0		34.3	1.08
				Mean	18.9	x	14.5	x	24.4	x	20.2	x	22.2%	1.11	x
				Median	14.2		10.8		18.4		17.3		16.3	1.11

Travel Distributors
Cendant	CD	$20.54	$22,137.1	$26,436.1	9.5	x	8.0	x	14.6	x	12.3	x	12.4%	1.17	x
Sabre	TSG	18.79	2,464.2	2,272.2	5.7		5.2		12.5		11.8		10.0	1.25
				Mean	7.6	x	6.6	x	13.5	x	12.1	x	11.2%	1.21	x

Pegasus Solutions	PEGS	$11.13	$234.2	$282.6	9.2	x	8.0	x	25.9	x	21.4	x	10.0%	2.59	x
Based on OM					*		5.9

Note: Projections provided by FirstCall.
(1) As of August 15, 2005.

Confidential	5

*	Confidential Treatment Requested

Potential Buyers Contacted
     *
* Confidential Treatment Requested (Two pages)